Exhibit 10.5B

CHS LONG-TERM INCENTIVE PLAN
Master Plan Document

PLAN PURPOSE
Our mission at CHS is to improve company profitability and stakeholder value. The CHS Long-Term Incentive Plan (the Plan) is provided to eligible executives and key employees (each a “Participant”) who can have influence on long-term business success.

The objectives of this Plan are to:

•	Link a component of the Participants’ total compensation with long-term business performance

•	Encourage Participants to provide competitive returns to our shareholders’ equity over the long term

•	Maintain an overall competitive compensation structure for Participants

•	Retain key executives and employees

PERFORMANCE PERIOD
Each performance period for the Plan (“Performance Period”) is measured in three (3) fiscal-year segments. A new 3-year Performance Period begins each fiscal year. Therefore, three concurrent Performance Periods are in operation at any one time, as illustrated below.

PLAN TRIGGER
CHS must meet the threshold the Return on Adjusted Equity (ROAE) goal, as identified in the table below, in order for an award to be paid.

PLAN GOALS
The potential incentive compensation to be earned during any Performance Period is calculated based on a Return on Adjusted Equity (ROAE) metric. Performance Period goals are provided in a plan appendix.
The President and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) establish, and the CHS Board of Directors approves, the Threshold, Target, Maximum and Superior Performance Maximum ROAE performance targets for each 3-year Performance Period established pursuant to this Plan. The ROAE performance targets for each such Performance Period are cumulative targets that are measured only over the entire Performance Period.
AWARD METHODOLOGY
Each Participant’s incentive award opportunity pursuant to this Plan for any Performance Period (Potential Award) is expressed as a percentage of each Participant’s average fiscal year-end salary over the three-year Performance Period. The Company can vary Participants’ Potential Award by position and grade level, in the sole discretion of the Plan Administrators. The salary and percent opportunity used to calculate the Potential Award are based on status as of August 31st of each year of the Performance Period.
Potential Awards for Participants who are not in the plan for the entire measurement period are pro-rated based upon full month(s) participation out of the 36 month plan Performance Period.
Award amounts are interpolated when results fall between performance targets.

AWARD PAYMENT
The following chart provides a hypothetical example to demonstrate a typical Performance Period, award, and vesting schedule.
This example shows that Performance Period A is accrued based on fiscal years one, two and three, and earned in November after the end of the Performance Period. Funds are vested 1/3 each year, in January of years four, five and six, and are subject to the provisions of the CHS Deferred Compensation Plan.
Awards can be modified or terminated without Participant consent for any reason up until the Board of Directors approves the performance targets achieved for any 3-year Performance Period. At the conclusion of any 3-year Performance Period, the Plan Administrators will prepare a report summarizing CHS actual ROAE performance as compared to the performance targets established for that Performance Period. The Plan Administrators will present that report to the CHS Board of Directors for approval. After the Board of Directors approves the performance targets achieved for any 3-year Performance Period, awards cannot be modified or terminated, except as is expressly provided in this Plan under General Provisions, Non-Recurring Events. Upon, and subject to Board of Directors approval, actual Participant awards shall be determined and communicated to each Participant. Any award pursuant to this Plan for current Participants shall be credited to a Participant’s CHS Deferred Compensation Plan account and are subject to the operating rules of the CHS Deferred Compensation Plan.
No Participant will earn or be paid any award under this Plan unless and to the extent the Board of Directors determines that CHS has met the established ROAE performance targets established for any specific 3-year Performance Period.
ADMINISTRATION
The CFO and Senior Vice President of Human Resources administer this Plan (each a Plan Administrator). The Plan Administrators, along with the CEO, are authorized to make all decisions as required in the administration of the Plan and to exercise their discretion to define, interpret, construe and apply plan provisions, approve, administer, withdraw, and make any exceptions to the terms of the Plan. Any adjustments to the Plan based on extraordinary business conditions requires CHS Board of Directors and CFO approval.

ELIGIBILITY
With respect to any 3-year Plan Period that has not yet been completed, a Participant has no right to continued eligibility for a Potential Award. Participants will be eligible to receive an award under this Plan only if a Participant is eligible for payout pursuant to the terms of this Plan on the date the Performance Period ends. Participants will forfeit their eligibility for a Potential Award for one or more Performance Periods if the plan administrators determine in their sole discretion that the Participant is no longer eligible to be a Participant.
Participants are nominated by members of the CHS Strategic Leadership team (“SLT”), and must be approved by the SLT. In its sole discretion, the SLT shall review and approve any potential Participant’s eligibility to participate in the Plan, and shall annually grant approval for continuation for all current Participants, and grant approval for new Participants on an ongoing basis. Without in any way limiting the discretion to determine Participant eligibility, a Participant will be eligible for awards under this Plan only if the Participant is determined to be performing at or above a Meets Expectations performance level, and has not been determined to have committed any act of misconduct, dishonesty or violation of CHS policies and procedures.

A Participant may forfeit eligibility to earn compensation under the Plan for any Performance Period if it has been determined that the Participant has failed to meet job performance criteria and standards, which includes but is not limited to documented performance issues, or acts of misconduct, dishonesty or violation of CHS policies and procedures have been committed. Forfeiture of eligibility must be approved by the Plan Administrators.

•	New Participants

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Participants must have been eligible under this Plan for a minimum of six months of any 3-year Performance Period in order to be eligible for an award for that Performance Period. Awards for eligible new Participants will be pro-rated based upon full month(s) participation out of the 36 month plan performance period.

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Employees who are approved for participation by the last day in February of any year will begin participation no later than March 1st. Participants approved after this date will begin participation in the Plan September first of the following fiscal year.

•	Retirement, Death or Permanent Disability

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Current Plan in Operation: Participants who retire (defined as Separation from Service on or after age 55 with 10 Years of Service or age 65, as defined by CHS Deferred Compensation Plan rules), die or become permanently disabled during a Performance Period will receive an award for that Performance Period according to the actual ROAE performance of CHS during that Performance Period, in line with the ROAE performance targets for that period, prorated by the number of full month(s) of participation in the 36 month Performance Period. The pro-rated award will be determined and processed in the same manner and at the same time as for each other Participant. Any award payout pursuant to this section of this Plan will immediately vest and will be subject to the provisions of the CHS Deferred Compensation Plan.

•	Termination
If a Participant’s employment ends for any reason other than retirement, death or disability during a Performance Period, or after a Performance Period, but prior to the Board of Directors approving an award for that Performance Period, the participant will no longer be eligible for, will not earn and will not receive an award under this Plan for that Performance Period.

GENERAL PROVISIONS
Amendments or Termination of Plan
During the course of any three-year Performance Period, CHS may amend or terminate this Plan without prior notification or the consent of the Participants.
Nothing in this Plan is intended to be nor is a contract for employment, continued employment or continued participation in the Plan, or in any other CHS compensation or benefit program.
Non-Recurring Events
Non-recurring business events, which have a substantial impact on CHS financial results during the Plan period, may be excluded from the calculations for determining awards. Such events could include major gains or losses from acquisitions (including planned short-term losses), divestitures, lawsuits, significant business write-offs, casualty losses, or a sale of assets.

Clawback or Recoupment
All awards under this Plan shall be subject to recovery or the penalties pursuant to (i) any CHS clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted Pursuant thereto.